Strategic Alliance Agreement

This Agreement is entered into between Solanex Management Inc., a Nevada corporation ("Solanex") and Eco Tech waste Management Systems Inc., a British Columbia corporation ("EcoTech") on this 23rd day of May, 2006.

Preamble

Solanex is a technology development company specializing in high temperature soil remediation for the resource industry. EcoTech is a development company that specializes in high temperature burner and gasifier systems and has a capability to manufacture a prototype high temperature gasifier. Solanex and Ecotech have jointly developed a portable Soil Remediation System for the remediation of soil contaminated by industrial use. The two parties wish to jointly develop and market this portable high temperature burner system for use across North America.

To further this joint development, and in a spirit of good faith, friendship and mutual cooperation, the parties agree as follows:

1. Solanex agrees to market the portable soil remediation technology to the environmental industry using direct contacts and presentations of its concept to specific executives responsible for industrial clean up and maintenance programs. EcoTech will specify the companies to be contacted over the course of this project. The parties will meet and explore a schedule for marketing the prospective customers.

2. EcoTech will build each portable high temperature burner unit for a cost not to exceed $2,000,000 USD per unit. The parties agree that they will cooperate to achieve any cost savings possible and that this price can be adjusted by mutual agreement as the actual costs of developing the units becomes known. Solanex will bear $40,000 of costs for the first marketing program and EcoTech will bear the balance of costs. For the subsequent customers to be developed, Solanex will bear the cost of $50,000 per customer or whatever adjusted price is agreed to between the parties on a later date. Any such payments made by Solanex are subject to the Parties agreeing on payment terms that are acceptable to Solanex in its sole judgment.

3. Exclusivity. Solanex will be the exclusive distributor of EcoTech products in North America pursuant to this Agreement. The parties will negotiate in good faith to determine the nature, terms and pricing of such marketing.

4. Solanex and EcoTech will work together to determine a pricing strategy and marketing strategy as well as any revenue sharing arrangements between them with respect to portable high temperature soil remediation products.

5. Solanex may exit and be released from any obligations under this Agreement, except for the obligation to pay $40,000 for the initial marketing, if Solanex determines that proceeding with further marketing in North America will not be commercially viable. Solanex must notify EcoTech of its intention to cancel under this provision in writing sixty (60) days in advance of its intention. If Solanex cancels this agreement under this section, the exclusivity in section 3 of this Agreement shall also be cancelled. Solanex would then be granted the license by EcoTech at no further cost to Solanex to use the portable high temperature burner technology and concepts for its own business development. Solanex and EcoTech would cooperate to market portable and other high temperature gassifier products or other products to help the parties recoup their costs in the development of the initial marketing attempt. If the parties cannot agree on a mutually acceptable marketing and distribution strategy for North America by May 15, 2007, EcoTech can cancel its exclusivity obligations in section three of this Agreement.

6. Miscellaneous. This contract shall be constructed under the laws of the United States and shall be under the jurisdiction of Nevada courts.

Accepted and Agreed to this 23rd of May, 2006

Solanex Management Inc.

/s/ Collin Hall
Collin Hall, President

Eco Tech Waste Management Systems Inc.

/s/ Anne Sanders
Anne Sanders, Chief Executive Officer